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Exhibit 23.1

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-44461 of Ascent Entertainment Group, Inc. on Form S-4 of our report dated March 23, 1997 included in the Annual Report on Form 10-K of Ascent Entertainment Group, Inc. for the year ended December 31, 1996, and to the use of our report dated March 23, 1997 appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the headings "Summary Financial and Operating Information," "Selected Financial and Operating Information" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Denver, Colorado

January 28, 1998


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